UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2023

CATALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36587	20-8737688
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14 Schoolhouse Road
Somerset, New Jersey	08873
(Address of registrant’s principal executive office)	(Zip code)

(732) 537-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CTLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Chief Financial Officer

On June 20, 2023, Catalent, Inc. (“Catalent” and, together with its subsidiaries, the “Company”), announced the appointment of Matti Masanovich as Senior Vice President and Chief Financial Officer, effective as of July 5, 2023. Mr. Masanovich will become a member of the Company’s Executive Leadership Team and serve as its principal financial officer. As of July 5, 2023, Ricky Hopson will cease to serve as Interim Chief Financial Officer and principal financial officer of the Company and, after supporting Mr. Masanovich in his transition, will return to a business leadership role at the Company.

Prior to joining the Company, Mr. Masanovich, age 51, served as Executive Vice President & Chief Financial Officer of Tenneco Automotive from August 2020 until November 2022, when Tenneco was acquired by funds managed by Apollo affiliates. Prior to that, Mr. Masanovich served as Executive Vice President & Chief Financial Officer of Superior Industries International from September 2018 until August 2020 and Senior Vice President & Chief Financial Officer of General Cable Corporation from November 2016 until July 2018. Earlier in his career, Mr. Masanovich had a series of roles of increasing responsibility in the finance functions of a variety of companies in the automotive industry and began his career with PriceWaterhouseCoopers LLP. He has a Bachelor of Commerce, Finance & Accounting and M.B.A. degrees from the University of Windsor and is a Chartered Accountant in Canada.

The Company confirms, as required by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that (1) there is no arrangement or understanding between Mr. Masanovich and any other person pursuant to which he was elected as an officer of the company, (2) there is no family relationship between Mr. Masanovich and any director or executive officer of the Company, and (3) there is no direct or indirect transaction between Mr. Masanovich and the Company that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act.

The Company has entered into an offer letter, dated June 15, 2023, with Mr. Masanovich (the “Offer Letter”), as well as a severance agreement which provides for terms applicable to all senior executives other than Catalent’s Chief Executive Officer and is substantially in the form provided as Exhibit 10.3 to the Annual Report on Form 10-K filed September 17, 2010 by Catalent’s wholly owned subsidiary, Catalent Pharma Solutions, Inc. (the “Form Severance Agreement”). The terms of the Offer Letter and the Form Severance Agreement are summarized as follows:

Base Salary. Mr. Masanovich’s annual base salary will be $800,000.

Bonus. Mr. Masanovich will be eligible for a cash bonus under the terms of the Company’s Management Incentive Plan, the incentive-based annual cash bonus plan for the Company’s executives, with a target amount of $640,000, beginning with the Company’s 2024 fiscal year, pro-rated based on his hire date.

Long-Term Incentive Award. Mr. Masanovich will be eligible to participate in Catalent’s Long-Term Incentive Plan with an initial annual grant target of $5,000,000 for the Company’s 2024 fiscal year, and in future years, an annual grant target of $2,500,000, allocated in the same manner as applies to all members of the Company’s Executive Leadership Team, under Catalent’s 2018 Omnibus Incentive Plan, a copy of which is provided as Exhibit 10.1 to Catalent’s Quarterly Report on Form 10-Q filed November 6, 2018.

Termination of Employment. Under his severance agreement, if Mr. Masanovich is involuntarily terminated for any reason other than “Cause” (as defined in that agreement), leaves his employment due to death or disability, or terminates his employment for “Good Reason,” as defined in that agreement, he would be entitled to (i) a severance payment equal to the sum of annual base salary and target annual bonus, payable in equal installments over the one-year period following the date of termination; and (ii) continued participation for up to one year in the Company’s group health plans (to the extent he was receiving such coverage as of the termination date), at the same premium rates as may be charged from time to time to the Company’s U.S. employees generally.

The foregoing descriptions of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the Form Severance Agreement are qualified in their entirety by reference to the Offer Letter and the Form Severance Agreement, with the full text of each item incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On June 20, 2023, the Company issued a press release announcing Catalent’s appointment of Matti Masanovich as Senior Vice President and Chief Executive Officer. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As provided in General Instruction B.2 of Form 8-K, Exhibit 99.1 and the information contained in this Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, nor shall they be deemed to be incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer letter, dated June 15, 2023, between Matti Masanovich and the Company.

99.1	Press release, dated June 20, 2023, issued by the Company.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catalent, Inc.
(Registrant)

By:	/s/ STEVEN L. FASMAN
Steven L. Fasman
Executive Vice President, Chief Administrative Officer

Date: June 20, 2023